Exhibit 99.1

PRESS
RELEASE

Celularity Contact:

Paul Graves, Chief Communications Officer
Celularity Inc.
paul.graves@celularity.com

CELULARITY ANNOUNCES CLINICAL DATA ON
HUMAN PLACENTAL-DERIVED UNMODIFIED ALLOGENEIC
NATURAL KILLER CELL THERAPY CANDIDATE CYNK-001 IN
ADULT PATIENTS WITH RELAPSED REFRACTORY AND MEASURABLE RESIDUAL DISEASE-POSITIVE
ACUTE MYELOID LEUKEMIA

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In patients with relapsed refractory acute myeloid leukemia (R/R AML) treated with a four-dose regimen consisting of 1.8 billion CYNK-001 cells per dose, two of four patients achieved an objective response at Day 28

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In patients with measurable residual disease-positive (MRD positive) AML treated with a three-dose regimen consisting of 1.8 billion CYNK-001 cells per dose, one of three patients achieved MRD negativity

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Treatment with CYNK-001 was generally well-tolerated, with no observed dose-limiting toxicities, even at the highest dose

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These results provide a strong basis to conclude this study and optimize the treatment protocol in the design of the next trial employing Celularity’s next-generation genetically modified natural killer (NK) cell therapy candidate in AML, CYNK-301

Florham Park, N.J., April 27, 2023 — Celularity Inc. (Nasdaq: CELU), a biotechnology company developing placental-derived allogeneic cell therapies and biomaterial products, today announced preliminary results from its Phase 1 trial of CYNK-001, its investigational unmodified natural killer (NK) cell therapy in development for the treatment of R/R AML and MRD positive AML.

Cohort 6B of the Phase 1 trial was comprised of patients with heavily pre-treated R/R AML who received a four-dose regimen consisting of 1.8 billion CYNK-001 cells per dose following enhanced lymphodepletion. Of these, two of four patients achieved an objective response, defined as a morphological leukemia-free state, or MLFS.

Cohort 4A of the Phase 1 trial was comprised of patients with MRD positive AML. Of these, one of three patients achieved MRD negativity after treatment with a three-dose regimen consisting of 1.8 billion CYNK-001 cells per dose following enhanced lymphodepletion.

Based on preliminary analysis of the Phase 1 trial data, this trial will now be closed to further enrollment as Celularity refines the trial design for subsequent studies with a next-generation NK product candidate. Celularity will continue to follow up with the trial participants.

Treatment with CYNK-001 showed biological activity and was generally well-tolerated, with no dose-limiting toxicities observed with even the highest dose of CYNK-001. This trial also yielded important insights into the optimal approach to lymphodepletion, the role of IL-15 and IL-2 in NK-cell persistence, and the importance of baseline lymphoblast count in achieving better responses. A trend toward better outcomes was observed in patients with lower lymphoblast counts in R/R AML patients in the trial.

“In a very challenging clinical environment of treatment-resistant disease, where the optimized cellular immunotherapy regimen has yet to be determined, this trial has given us valuable insight into our unmodified NK-cell therapy, CYNK-001, as well as how we should identify those AML patients who might benefit most from therapy and the best approach to modifying NK cells in order to optimize their efficacy in treating AML,” said Adrian Kilcoyne, M.D., M.P.H., M.B.A., Celularity’s Chief Medical Officer. “As we look to the future, these results, as well as recent important learnings from the broader scientific community, will support the development of CYNK-301, Celularity’s next-generation genetically modified NK cell therapy candidate in AML.”

“Given the rapidly emerging landscape in NK-cell science overall, we felt it important to evaluate our unmodified CYNK-001 trial now to identify trends and opportunities and guide our next steps. This update from our CYNK-001 study, as well as relevant, recently published data from other trials, provides valuable insight into the optimal companion lymphodepletion and the role of IL-15 in the treatment of AML. It also will guide development of our next-generation NK cell candidate, CYNK-301,” said Robert J. Hariri, M.D., Ph.D., Celularity’s Chairman, Founder and CEO. “Our goal is to develop a fully allogeneic NK cell therapy for AML optimized to fit into combination therapies.”

Data from the CYNK-001 Phase 1 trial will be submitted for inclusion at an upcoming scientific conference.

About CYNK-001

CYNK-001 is a cryopreserved, allogeneic, off-the-shelf, natural killer (NK) cell therapy candidate derived from placental hematopoietic stem cells as a potential treatment option for various hematologic cancers, solid tumors, and infectious disease. NK cells are a unique class of immune cells, innately capable of targeting cancer cells and interacting with adaptive immunity.

In preclinical studies, CYNK-001 demonstrated a range of biological activities expected of NK cells, including expression of perforin and granzyme B, cytolytic activity against hematological tumors and solid tumor cell lines, and secretion of immunomodulatory cytokines such as IFN-γ in the presence of tumor cells. CYNK-001 cells express NKG2D and CD94, as well as NK activating receptors DNAM1, NKp30, NKp46, and NKp44.

CYNK-001 AML Trial Design

The primary objective of the study is to determine the maximum tolerated dose or maximum planned dose of CYNK-001 and to assess the safety of multiple infusions of CYNK-001 administered using a flat, non-weight-based dose as assessed by the frequency and severity of adverse events (AE).

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MRD positive subjects: Assess the clinical efficacy of CYNK-001 in AML subjects in Morphological Complete Remission with or without hematological recovery by assessing the MRD Response [conversion from MRD positive (i.e. MRD ≥ 0.1 percent) to MRD negative (i.e. no MRD identified, 0 percent blasts), MRD positive less than 0.1 percent, or MRD indeterminate] as measured by multiparameter flow cytometry (MFC) with assay lower limit of detection at 1:104 or lower, time to MRD Response, duration of MRD Response, progression-free survival (PFS), duration of morphologic complete remission, time to progression (TTP), and overall survival (OS).

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R/R subjects: Assess the clinical efficacy of CYNK-001 by assessing clinical response as measured by Overall Response Rate (ORR) defined as achievement of Complete Remission (CR), Complete Remission with incomplete (CRi) hematologic recovery, or Morphological leukemia-free state (MLFS); Duration of Response (DoR); and Overall Survival (OS).

About CYNK-301

CYNK-301 is a pre-clinical investigational next-generation chimeric antigen receptor-transduced natural killer (CAR-NK) cell therapy candidate that has the potential to overcome some of the challenges faced by NK therapies in treating R/R AML, including minimizing the burden of lymphodepletion while optimizing proliferation, persistence and efficacy. CYNK-301 incorporates membrane-bound IL-15 to enhance NK cell activation, proliferation and persistence, together with marrow homing and a targeted CAR to further enhance potential efficacy.

About AML

Leukemias are cancers that start in cells that would normally develop into different types of blood cells. Acute myeloid leukemia (AML) starts in the bone marrow (the soft inner part of certain bones, where new blood cells are made), but most often it quickly moves into the blood as well. It can sometimes spread to other parts of the body including the lymph nodes, liver, spleen, central nervous system (brain and spinal cord), and testicles. Most often, AML develops from cells that would turn into white blood cells (other than lymphocytes), but AML can develop in other types of blood-forming cells as well.

About Celularity

Celularity Inc. (Nasdaq: CELU) headquartered in Florham Park, N.J., is a biotechnology company leading the next evolution in cellular and regenerative medicine by developing allogeneic cryopreserved off-the-shelf placental-derived cell therapies, including therapeutic programs using mesenchymal-like adherent stromal cells (MLASCs), T-cells engineered with CAR (CAR T-cells), and genetically modified and unmodified natural killer (NK) cells targeting indications in autoimmune, infectious and degenerative diseases, and cancer. Celularity also develops, manufactures and commercializes innovative biomaterial products also derived from the postpartum placenta. Celularity believes that by harnessing the placenta’s unique biology and ready availability, it can develop therapeutic solutions that address significant unmet global needs for effective, accessible, and affordable therapies.

To learn more, visit celularity.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995, as well as within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and the negative of terms like these or other comparable terminology, and other words or terms of similar meaning. The forward-looking statements in this press release include statements regarding the preliminary results of Celularity’s Phase 1 trial of CYNK-001 in AML and Celularity’s intentions and expectations for its cell therapy candidates, including the development plans and potential indications with respect to CYNK-301, among others. Many factors could cause actual results to differ materially from those described in these forward-looking statements, including but not limited to: the inherent risks in biotechnological development, including with respect to the development of novel cellular therapies, and the clinical trial and regulatory approval process; and risks associated with Celularity’s current liquidity, as well as developments relating to Celularity’s competitors and industry, along with those risk factors set forth under the caption “Risk Factors” in Celularity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 31, 2023, and other filings with the SEC. These risks and uncertainties may be amplified by current economic situations, including inflation, supply chain issues and overall economic uncertainty. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Celularity does not presently know, or that Celularity currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, these forward-looking statements reflect Celularity’s current expectations, plans, or forecasts of future events and views as of the date of this communication. Subsequent events and developments could cause assessments to change. Accordingly, forward-looking statements should not be relied upon as representing Celularity’s views as of any subsequent date, and Celularity undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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